Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	Net income for the third quarter of 2016 increased 233% to $1.0 million, compared to $306,000 for the same period of 2015.

●	Diluted earnings per common share for the quarter ended September 30, 2016 were $0.06, compared to $0.02 for the quarter ended September 30, 2015.

Nogales, Arizona – November 2, 2016 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and nine month periods ended September 30, 2016.

Consolidated sales for the third quarter of 2016 were $11.8 million, compared to $12.2 million in the third quarter of 2015. Building Supply segment sales for the three months ended September 30, 2016 decreased by 5.6% to $7.0 million, compared to $7.4 million for the same period of 2015. The sales mix of the Building Supply segment for the three months ended September 30, 2016 was 57% for synthetic roof underlayment, 35% for housewrap and 8% for other woven material. This compared to 63% for synthetic roof underlayment, 32% for housewrap and 5% for other woven material for the third quarter of 2015. Sales for the Disposable Protective Apparel segment for the three months ended September 30, 2016 increased 0.2% to $3.698 million, compared to $3.689 million for the same period of 2015. Infection Control segment sales for the three months ended September 30, 2016 increased by $8,000, or 0.8%, to $1.06 million, compared to $1.05 million for the same period of 2015.

Lloyd Hoffman, Chief Executive Officer of Alpha Pro Tech, commented, “Macro demand in the roofing market slowed during the third quarter, driving lower than anticipated sales of our synthetic roof underlayment. We are encouraged by sales of our housewrap products, as we maintain healthy sales increases over last year. We expect sales growth in our Building Supply segment to be similar to the current year to date figure for the remainder of 2016.”

“We further demonstrated our commitment to maintaining a solid balance sheet and increasing shareholder value with the reduction of inventories across all segments of our business and the expansion of our existing share repurchase program,” said Hoffman. “The board authorized an additional $3.0 million for share repurchases during the quarter. In addition we systematically reduced inventory by $4.5 million compared to the end of last year. Managing inventory levels in concert with demand projections and returning a portion of available capital to our shareholders are both integral to our disciplined capital allocation and balance sheet management.”

Consolidated sales for the nine months ended September 30, 2016 increased by 4.0% to $36.3 million, up from $34.9 million for the comparable period of 2015. This increase was due to increased sales in the Building Supply segment of 6.8% and in the Infection Control segment of 1.6%, partially offset by decreased sales in the Disposable Protective Apparel segment of 0.2%.

Building Supply segment sales for the nine months ended September 30, 2016 increased by $1.4 million, or 6.8%, to a first nine months of the year record of $21.7 million, compared to $20.3 million for the same period of 2015. This increase was primarily due to a 9.0% increase in sales of housewrap, a 2.6% increase in sales of synthetic roof underlayment and a 24.5% increase in sales of other woven material.

Gross profit for the three months ended September 30, 2016 decreased by 6.0% to $4.5 million, compared to $4.8 million for the same period of 2015. The gross profit margin was 38.3% for the three months ended September 30, 2016, compared to 39.5% for the same period of 2015. In the third quarter of last year, gross profit margin was positively affected by the U.S. Customs and Border Protection issuing a retroactive refund for duty paid on eligible products, which applied to certain of our Building Supply and Disposable Apparel segments products. Gross profit for the nine months ended September 30, 2016 increased by 6.0% to $13.3 million, or 36.6% gross profit margin, from $12.5 million, or 35.9% gross profit margin, for the same period of 2015. Management expects gross profit margin to be in a similar range for the balance of 2016 and is continuing to work on reducing product costs.

Selling, general and administrative expenses decreased by 18.7% to $3.2 million for the third quarter of 2016 from $3.9 million for the same quarter of 2015. As a percentage of net sales, selling, general and administrative expenses decreased to 26.8% for the three months ended September 30, 2016 from 31.9% for the same period of 2015. The decrease in expenses was primarily due to an accrual for the retirement of our former CEO in the third quarter of last year which was not repeated in 2016. Selling, general and administrative expenses decreased by $1.0 million, or 9.4%, to $10.0 million for the nine months ended September 30, 2016 from $11.0 million for the nine months ended September 30, 2015. As a percentage of net sales, selling, general and administrative expenses decreased to 27.4% for the nine months ended September 30, 2016 from 31.4% for the same period of 2015. The decrease in year to date expenses was primarily due to the accrual mentioned above and decreased sales and marketing expenses.

Net income increased for the three months ended September 30, 2016 to $1.0 million, compared to $306,000 for the same period of 2015, an increase of 233.0%. The increase was due to an increase in income before provision for income taxes of $895,000, partially offset by an increase in provision for income taxes of $182,000. Net income as a percentage of net sales for the three months ended September 30, 2016 and 2015 was 8.7% and 2.5%, respectively. Basic and diluted earnings per common share for the three months ended September 30, 2016 and 2015 were $0.06 and $0.02, respectively.

Net income for the nine months ended September 30, 2016 was $2.3 million, compared to $741,000 for the same period of 2015, an increase of 213.5%. Net income as a percentage of net sales for the nine months ended September 30, 2016 was 6.4%, and net income as a percentage of net sales for the same period of 2015 was 2.1%. Basic and diluted earnings per common share for the nine months ended September 30, 2016 and 2015 were $0.14 and $0.04, respectively.

The consolidated balance sheet remained strong with a current ratio of 11:1 as of September 30, 2016, compared to a 15:1 current ratio as of December 31, 2015. The Company ended the third quarter of 2016 with working capital of $29.4 million.

Inventory decreased by $4.5 million, or 27.7%, to $11.9 million as of September 30, 2016 from $16.4 million as of December 31, 2015. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $1.6 million, or 26.9%, to $4.2 million, a decrease in inventory for the Building Supply segment of $2.7 million, or 34.5%, to $5.1 million and a decrease in inventory for the Infection Control segment of $287,000, or 10.3%, to $2.5 million.

Colleen McDonald, Chief Financial Officer, commented, “At the end of the third quarter of 2016, we had $2.6 million available for additional stock purchases under our stock repurchase program. Year-to-date, we have repurchased 1,564,400 shares of common stock at a cost of $3.7 million, bringing the program total to 14,082,031 shares of common stock at a cost of $21,931,000 since the program’s inception. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potentially," "may," "continue," "should," "will" and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2016	2015 (1)
Assets
Current assets:
Cash	$11,772,000	$9,681,000
Investments	617,000	656,000
Accounts receivable, net of allowance for doubtful accounts of $59,000 and $46,000 as of September 30, 2016 and December 31, 2015, respectively	4,715,000	2,762,000
Accounts receivable, unconsolidated affiliate	19,000	8,000
Inventories	11,854,000	16,398,000
Prepaid expenses and other current assets	2,901,000	3,092,000
Deferred income tax assets	484,000	484,000
Total current assets	32,362,000	33,081,000

Property and equipment, net	2,704,000	2,907,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	39,000	51,000
Equity investment in unconsolidated affiliate	3,473,000	3,040,000
Total assets	$38,633,000	$39,134,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,257,000	$1,027,000
Accrued liabilities	1,713,000	1,128,000
Total current liabilities	2,970,000	2,155,000

Deferred income tax liabilities	835,000	867,000
Total liabilities	3,805,000	3,022,000

Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 16,301,056 and 17,850,456 shares outstanding as of September 30, 2016 and December 31, 2015, respectively	163,000	178,000
Additional paid-in capital	12,984,000	16,526,000
Accumulated other comprehensive loss	(198,000)	(148,000)
Retained earnings	21,879,000	19,556,000
Total shareholders' equity	34,828,000	36,112,000
Total liabilities and shareholders' equity	$38,633,000	$39,134,000

(1) The condensed consolidated balance sheet as of December 31, 2015 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Income Statements (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net sales	$11,779,000	$12,176,000	$36,334,000	$34,925,000

Cost of goods sold, excluding depreciation and amortization	7,263,000	7,370,000	23,032,000	22,379,000
Gross profit	4,516,000	4,806,000	13,302,000	12,546,000

Operating expenses:
Selling, general and administrative	3,158,000	3,882,000	9,950,000	10,979,000
Depreciation and amortization	153,000	206,000	425,000	527,000
Total operating expenses	3,311,000	4,088,000	10,375,000	11,506,000

Income from operations	1,205,000	718,000	2,927,000	1,040,000

Other income (loss):
Equity in income (loss) of unconsolidated affiliate	242,000	(165,000)	433,000	50,000
Interest income, net	1,000	-	3,000	15,000
Total other income (loss)	243,000	(165,000)	436,000	65,000

Income before provision for income taxes	1,448,000	553,000	3,363,000	1,105,000

Provision for income taxes	429,000	247,000	1,040,000	364,000

Net income	$1,019,000	$306,000	$2,323,000	$741,000

Basic earnings per common share	$0.06	$0.02	$0.14	$0.04

Diluted earnings per common share	$0.06	$0.02	$0.14	$0.04

Basic weighted average common shares outstanding	16,695,059	18,276,616	17,190,073	18,261,747

Diluted weighted average common shares outstanding	16,706,532	18,299,279	17,190,073	18,359,725

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